Exhibit 99.1

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

January 10, 2023

Date of Report (Date of earliest event reported)

THE BANK OF PRINCETON

(Exact name of registrant as specified in its charter)

New Jersey	58513	68-0645074
(State or other jurisdiction of incorporation)	(FDIC Certificate Number)	(IRS Employer Ident. No.)

183 Bayard Lane, Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

(609) 921-1700

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

On February 23, 2022, The Bank of Princeton, a New Jersey state-chartered bank (the “Bank”), entered into a Plan of Reorganization and Merger (the “Plan”) with Princeton Bancorp, Inc., a Pennsylvania corporation (the “Company”) and its wholly owned subsidiary Interim Bank of Princeton (“Interim”). Effective at 5:15 p.m. on January 10, 2023 (the “Effective Time”), under the terms of the Plan and pursuant to the merger of Interim with and into the Bank under Section 17:9-A-139 of the New Jersey Department of Banking and Insurance Act of 1948, the Bank became a wholly owned subsidiary of the Company. Each outstanding share of common stock, par value of $5.00 per share, of the Bank, which we refer to as Bank common stock, was exchanged for one share of common stock, no par value per share, of the Company, which we refer to as Company common stock (the “Reorganization”).

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the Reorganization, the Bank notified The Nasdaq Global Select Market (“Nasdaq”) that the Reorganization would be effective at the Effective Time and requested that the listing for the Bank common stock be transferred to the Company common stock. Following this transfer of the listing, the Company common stock will begin trading on Nasdaq under the symbol “BPRN” on January 11, 2023.

The Bank plans to file a certificate on Form 15 requesting that the Bank common stock be deregistered under Section 12(g) of the Exchange Act and that the Bank’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.03 Material Modification of Rights of Securityholders.

Upon completion of the Reorganization, each share of Bank common stock issued and outstanding immediately prior to the Reorganization converted automatically into and was exchanged, on a one-for-one basis, for a share of Company common stock.

Item 7.01 Regulation FD Disclosure.

On January 10, 2023, the Bank issued a press release to announce the effectiveness of the Reorganization. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words and phrases such as “going forward,” “looking forward,” “anticipate,” “expect,” “intend,” “believe,” “may,” “likely,” “will” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The following factor, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the Bank’s forward-looking statements: any unforeseen circumstances involving the Company replacing the Bank as the listed company on Nasdaq. Additional factors that may cause actual results to differ materially from those contemplated by any forward-looking statements also may be found in the documents filed by the Company with the U.S. Securities and Exchange Commission or filed by the Bank, with respect to which the Company is the successor issuer, with the FDIC, pursuant to the Exchange Act, including the Bank’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the FDIC and available at the FDIC’s website at https://efr.fdic.gov/fcxweb/efr/index.html. The inclusion of this forward-looking information should not be construed as a representation by the Company, the Bank or any person that future events, plans, or expectations contemplated by the Company or the Bank will be achieved. The Bank does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. See Exhibit Index below

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 10, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BANK OF PRINCETON

Dated: January 10, 2023

	By:	/s/ George S. Rapp
George S. Rapp
Executive Vice President and Chief Financial Officer